Report of Independent Accountants

To the Board of Trustees and Owners of
Beneficial Interests of the Diversified
Investors Portfolios:

In planning and performing our audits of the financial statements of the Money
Market Portfolio, High Quality Bond
Portfolio, Intermediate Government Bond
Portfolio, Core Bond Portfolio, Balanced
Portfolio, Value & Income Portfolio,
Growth & Income Portfolio, Equity Growth
Portfolio, Mid-Cap Value Portfolio, Mid-
Cap Growth Portfolio, Small-Cap Value
Portfolio, Special Equity Portfolio,
Small-Cap Growth Portfolio, Aggressive
Equity Portfolio, High Yield Bond
Portfolio and International Equity
Portfolio, (constituting the Diversified
Investors Portfolios, hereafter referred to as the "Portfolios") for the year ended
December 31, 2002, we considered their
internal control, including control
activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is
responsible for establishing and
maintaining internal control.  In
fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in
internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control
would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants.  A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving
internal control and its operation,
including controls for safeguarding
securities, that we consider to be
material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the
information and use of management and the Board of Trustees of the Portfolios and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
New York, New York
February 18, 2003